Exhibit 10.1
IROBOT CORPORATION
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
AS AMENDED AND RESTATED
1. Purpose
     This Senior Executive Incentive Compensation Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of iRobot Corporation (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). The Incentive Plan is amended and restated as of January 2, 2011 in order to ensure that future payments under the Incentive Plan qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Covered Executives
     From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.
3. Administration
     Each member of the Compensation Committee must be an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan. The Compensation Committee in its discretion may decrease but not increase the amount of the bonus payment to any Covered Executive.
4. Bonus Determinations
     (a) A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of performance targets that are approved by the Compensation Committee and relate to the following financial and operational metrics with respect to the Company or any of its subsidiaries or divisions (the “Performance Goals”) relating to any or any combination of the following (measured absolutely or by reference to a select group of companies, an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): revenue, earnings per share, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses and non-cash stock compensation), operating cash flow, operating income, operating expenses, gross margins, return on equity, investment, capital or assets, division contribution margin, inventory level, working capital, and specific strategic milestones including acquisitions and product launch.
iRobot Corporation
Senior Executive Incentive Compensation Plan

     (b) (i) Any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas approved by the Compensation Committee that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas and performance targets for Covered Executives shall be adopted within the first 90 days of each performance period by the Compensation Committee and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee has certified the level of attainment of the Performance Goals.
     (c) Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under this Incentive Plan is 200 percent of the Covered Executive’s bonus opportunity, but not in excess of $2 million.
     (d) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability.
     (e) The performance period under the Incentive Plan shall be the Company’s fiscal year.
5.Stockholder Approval
     No payments may be made under this Incentive Plan to any Covered Executive who is a “covered employee” within the meaning of Section 162(m) of the Code unless and until the stockholders of the Company have approved the Incentive Plan (and to the extent required by Section 162(m) of the Code, re-approved the Incentive Plan) in a manner that complies with the stockholder approval requirements of Section 162(m) of the Code.
6. Timing of Payment & Tax Withholding
     The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Performance Goals are met, payments will be made within 30 days thereafter, but not later than March 15.All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.
7. Amendment and Termination
     The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion; provided, however, that plan amendment shall be subject to the approval of the Company’s stockholders to the extent determined by the Compensation Committee to be required by the Code to ensure that payments under the Incentive Plan qualify as “performance-based” compensation under Section 162(m) of the Code.
iRobot Corporation
Senior Executive Incentive Compensation Plan